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The following is a transcript of Atmel Corporation’s quarterly conference call on May 1, 2007.

Operator
I would like to welcome everyone to the Atmel Corporation, quarter one, 2007 earnings conference call. (OPERATOR INSTRUCTIONS)
I would now like to introduce to you Mr. Robert Pursel, Director of Investor Relations. Mr. Pursel, you may begin.

Robert Pursel – Atmel Corporation – Director, IR
Good afternoon. Thank you for joining us for Atmel’s first quarter 2007 financial highlights conference call. Our release crossed the wires today aftermarket close and is available on the Company’s Investor Relations website at www.atmel.com. A 48-hour replay will be available after 5:00 p.m. Pacific time. The replay phone numbers are 800-642-1687 in the U.S., and 706-645-9291 for all other locations. The access code is 6101654. The webcast will be archived on the Atmel website for one year. Joining us for the call today are Steven Laub, Atmel’s President and CEO; and Bob Avery, Vice President Finance and Chief Financial Officer. Bob Avery will begin the call with a review of selected Q1 financial results and Steve Laub will provide a business update and progress report on the Company’s strategic and operational initiative. At the conclusion of Steve’s remarks, Bob will discuss the revenue guidance for the second quarter of 2007. We will then open the call for questions.
Although the independent investigation of our stock option grants is substantially completed, all financial numbers discussed during this call should be deemed preliminary. I would also like to remind you that during the course of this conference call we may make forward-looking statements about Atmel’s business outlook including statements regarding our expectations for cost savings for 2007 and 2008, target gross and operating margins, and revenues for Q2. Our forward-looking statements and all other statements that are not historical facts reflect our belief and predictions as of today and, therefore, are subject to risks and uncertainties as described in the Safe Harbor discussions found in today’s press release. Now I would like to turn the call over to Bob Avery for a discussion of selected first quarter financial results.

Bob Avery – Atmel Corporation – VP-Fin., CFO
Well, thank you, Robert. Revenues for the first quarter of 2007 total $391 million, a 2% decrease compared to the $401 million reported in the first quarter of 2006, which excludes revenues provided by our former Grenoble subsidiary. On a sequential basis, first quarter revenues declined 4% compared to the $409 million we reported last quarter and was at the high end of the guidance range we provided in February 2007.
Let me give you a breakdown of revenues by operating segment. For Q1 2007, ASICs totaled $111 million, representing 28% of total revenues. Microcontroller revenue was $108 million, or 28% of our revenues. Non volatile memories came in at $86 million, or 22% of revenues, and RF and automotive came in at $86 million or approximately 22% of total revenues. By geography, our revenues for Q1 were Asia 50%, Europe 36%, and 14% for the Americas.
Turning to the balance sheet, the Company’s cash position net of debt grew by $34.7 million during the first quarter of 2007. The Company’s cash, cash equivalents, and short-term investments increased to $478.7 million at March 31, 2007, up from $466.8 million at December 31, 2006. While long-term debt, the current and long-term portions, decreased to $146.2 million at March 31, 2007, down from $169.0 million at December 31, 2006. As we announced yesterday, the audit committee of the Company’s Board of Directors has substantially completed its independent investigation regarding the timing of the Company’s past stock option grants and practices relating to such grants. As a result of the measurement date errors identified in the audit committee’s investigation, the Company has determined that material stock-based compensation adjustments are required for the period beginning in 1993 and continuing through January 2004.
The Company estimates that aggregate non-cash stock-based compensation expenses for the period from 1993 through 2005, excluding related income tax adjustments, will be approximately $125 million. Any such compensation expenses would have the effect of decreasing net income or increasing net loss and decreasing retained earnings or increasing accumulated deficit as reported in the Company’s historical financial statements. While the audit committee’s independent stock option investigation is substantially complete, the Company does not believe it will file its Form 10-Q for the first quarter ended March 31, 2007, by the due date of May 10, 2007, and is unable to provide additional financial information for the first quarter of 2007 at this time. However, we anticipate filing the forms 10-Q, for the quarters ended June 30, 2006, and September 30, 2006, and the Form 10-K for the fiscal year ended December 31, 2006, by early June with the SEC. The Company also expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2007 as soon as practicable there after. I will now turn the call over to Steve for a discussion of our business this quarter.

Steve Laub – Atmel Corporation – President, CEO
Thank you, Bob, and good afternoon. Let me start by saying that I am pleased to announce that earlier today Atmel completed the sale of its Irving, Texas wafer fabrication facility for approximately $38 million. This represents another major step in the transformation of Atmel and our commitment to increase shareholder value.
Turning to our business, the first quarter of 2007 continued to feel the effects of the broad based industry-wide inventory correction that began in the fourth quarter of 2006. As we indicated on our last conference call in February, Atmel was not immune to this, and as a result, we guided first quarter revenues down approximately 4% to 8% on a sequential basis. Although we did see general market weakness at the beginning of the quarter, our business continued to strengthen throughout the quarter led by the microcontroller business which achieved strong sequential growth, enabling the Company to meet the upper end of its revenue guidance range.
Now let me provide you with revenue highlights by operating segment. Our microcontroller operating segment revenues in Q1 were up over 9% on a sequential basis and up 19% compared to the year-ago quarter. Our proprietary AVR microcontroller revenues were up 17% sequentially and up nearly 18% compared to the year-ago quarter, continuing AVR’s position as the fastest growing and preferred major 8-bit microcontroller solution. Growth drivers included industrial, automotive, and communication devices, as well as smart-battery applications and we expect to see continued growth in our microcontroller business this quarter. Beginning this quarter, the microcontroller segment is a completely microcontroller-centric business with ARM now being reported in this group, the mil-aerospace and other no-related products have been transferred to the ASICs operating segment.
The RF and automotive business segment revenues in Q1 were down approximately 5% sequentially and down 4% as compared to the year-ago quarter. However, if you exclude foundry products, the RF and automotive business revenues were up 7% sequentially and up 14% year-over-year while our foundry products revenues declined 19% sequentially and 24% year-over-year.
Turning to our ASIC business segment, for the first quarter, excluding revenues from our former Grenoble subsidiary, revenues were down nearly 13% sequentially and down approximately 10% as compared to the year-ago quarter. This decline was broad-based across most of our ASIC products.
Turning now to the nonvolatile memory segment, this business was down 7% sequentially and declined 10% compared to the year-ago quarter. A competitive pricing environment was the major factor affecting revenues this past quarter.
Looking at our business from a geographic perspective, Europe once again was the bright spot in Q1, as it grew both sequentially and year-over-year. Asia, our largest sales region, experienced a decline while the Americas remained relatively flat on a sequential basis. For our current quarter, Europe is likely to be the strongest region for us again.
I would now like to provide an update on the transformation of Atmel which we began with the initial restructuring initiatives announced in December. As you may recall, we announced a number of actions designed to enhance profitability, accelerate the company’s growth, reduce costs, and to increase shareholder value. These included refocusing resources on high-growth high-margin microcontroller product line, and halting development on lesser unprofitable non-core products; optimizing Atmel’s manufacturing operations and selling no-core facilities; adding wafer foundry relationships and reducing internal manufacturing sourcing and reducing our overall cost structure.
Beginning in December, we refocused our resources on our core microcontroller product lines and have already halted development on unprofitable and underperforming products and projects such as mobile phone baseband, Wireless LAN, Voice over IP, USB, Digital Audio Broadcast, chip module, and others. Historically, the Company had been unfocused in its product direction. This management team has made it clear that our focus is on microcontrollers, and we will continue to eliminate lesser performing and non-strategic products. As we announced last quarter, we are streamlining our manufacturing operations through the selling of our North Tyneside and Heilbronn fabs. A number of parties have expressed considerable interest in acquiring both fabs. We are well into this process and remain confident that the North Tyneside fab will sell this year.
Throughout the quarter, Atmel further reduced its headcount through a combination of voluntary resignations, attrition, and other actions. As of today, we are ahead of schedule and have reached nearly two-thirds of our target of reducing approximately 300 non-manufacturing personnel by year end. All together, these initial actions are driving improved growth and profitability, and generating significant cost savings, and we look forward to sharing specific information with you once we are current with our SEC filings. We are on track to achieve the previously stated cost savings of $70 million to $80 million this year and between $80 million to $95 million annually beginning in 2008.
We have been expanding our executive management team and talent base. Since my arrival, we have hired five seasoned, proven executives in the positions of Senior Vice President of Operations, Vice President of Information Technology, Vice President of Human Resources, Chief Legal Officer, and most recently Vice President of Americas Sales. These executives will assist us in driving profitable growth and executing on our transformation plan for Atmel.
I would like to make clear that what we announced in December and the actions I just described are merely the beginning of our plans to transform Atmel, and there’s more to come. We expect to announce and to implement additional major strategic and operational actions throughout 2007. Through these and other initiatives, we will continue to focus Atmel on its core microcontroller product lines and complementary markets and technologies. We will improve, restructure, and/or exit businesses that do not meet our goals. As our transformational plans continue to show progress, we also intend to return excess capital to our shareholders created either through proceeds from divestitures or through balance sheet capacity.
In summary, we are continuing to execute on our strategic and operational initiatives and look forward to announcing and implementing additional actions throughout this year. 2007 promises to be a pivotal year in Atmel’s transformation. We are confident that our industry leading technology, strategic focus, and the execution of our transformation plans will deliver increasing value for Atmel shareholders. Let me now turn the call back to Bob to review our forward guidance.

Bob Avery – Atmel Corporation – VP-Fin., CFO
Thank you, Steve. I would now like to give you our guidance for the second quarter of 2007. The Company anticipates revenues to increase 1% to 4% on a sequential basis. Thank you. And we will now take your questions.

Operator
Thank you. (OPERATOR INSTRUCTIONS) Your first question comes from Suji De Silva with Cathay Financial.

Suji De Silva – Cathay Financial – Analyst
Couple questions on the second quarter here. You said Steven there was momentum at the end of the quarter in microcontrollers. Have you seen that carry forward in April at this point?

Steve Laub – Atmel Corporation – President, CEO
Yes, we continue to see continued momentum in that business, and that’s what gives us confidence with respect to the sequential growth for the Company and for the business as well.

Suji De Silva – Cathay Financial – Analyst
Can you remind us what the seasonality typically is in the second quarter, perhaps, Bob, or Steven.

Steve Laub – Atmel Corporation – President, CEO
Well, one of the things to keep in mind, recall the last year there was a tremendous increase in microcontroller revenues in both Q1 and Q2 because of backlog delinquencies that were very substantial that were being resolved during that time frame. That led to an upsurge in that time frame with a decline in Q3 and Q4. That is now well behind us. Our inventories, with respect to both our distributors as well as our customers, are in balance. So what you are seeing with the strong demand in that business is real end-market demand, which gives us satisfaction about what’s happening with the popularity of those products and the growth momentum of those products from. From seasonality perspective our sense is that Q2 should continue to be a reasonably good quarter for that business. It’s really a broad based business that goes into many different applications.

Suji De Silva – Cathay Financial – Analyst
And you feel like your inventory levels at Atmel, at least, are near target levels where you’d like them to be?

Steve Laub – Atmel Corporation – President, CEO
Inventory levels with respect to our own?

Suji De Silva – Cathay Financial – Analyst
Your own, let’s start with that.

Steve Laub – Atmel Corporation – President, CEO
Our own inventories with respect to our microcontroller product are quite ample. We have built up inventories because of a lack of inventory, frankly, last year, and also with respect to the fact that some of our microcontroller products are built in our North Tyneside fab, we wanted to be extra cautious with respect to making sure we had ample inventory there, given that if that fab sells and the new acquirer wants us out quickly it wouldn’t create any issues for us.

Suji De Silva – Cathay Financial – Analyst
Last quarter you guys talked about second quarter microcontrollers being up Q over Q can you give us segment color on the other segments for the second quarter? Thanks

Bob Avery – Atmel Corporation – VP-Fin., CFO
I think with respect to — give us one moment real quick. Suji, what we can tell you at this time is our expectations for second quarter is microcontrollers would be up, our automotive business we expect also would be up, excluding foundry. I would also say that our serial E-squared business we expect to be up. While we do expect that our flash business is more challenging. So we know our flash business I think at this point I wouldn’t say there’s a projection of necessarily up in that business. And our ASICs business at this point, relatively flat.

Suji De Silva – Cathay Financial – Analyst
Thanks, guys. Nice job.

Operator
Your next question comes from the line of Craig Berger with Wedbush Morgan.

Craig Berger – Wedbush Morgan – Analyst
Good afternoon. Thanks for taking my questions. I have a number of questions here. So just tell me to stop if I go on too long.

Bob Avery – Atmel Corporation – VP-Fin., CFO
Go ahead, Craig.

Craig Berger – Wedbush Morgan – Analyst
Can you give us any sense or color at all with respect to where gross margins are, either on a year on year comp basis or on an absolute basis or operating margins for that matter?

Steve Laub – Atmel Corporation – President, CEO
We will share a little bit. Hold on one moment, if you would. Let me share with you. I think we — this is what — we’re sharing with you based on what we’ve been advised by our counselors and service providers, such as our accountants and lawyers. As you know, we’re very limited in what we can share with respect to our financial numbers, with the exception of revenues and cash. However, we had discussed, I believe, in Q1 of last year our gross margin number that was released to the market was 32.4. We’d also commented that the plan in place at that time was that the Company should see — experience roughly an 80-basis-point improvement sequentially throughout the year, which we, I believe, commented to the marketplace that we had satisfied that in both Q3 and Q4. What I can share with you is that in Q1, we’ve continued to satisfy that. So if you were to take four times, say, 80 and get 3.2%, and add that to the 32.4, which comes out to a 35.6, I can share with you that we have achieved that or exceeded that with respect to our Q1 results. And that’s the most we’re allowed to share at this point.

Craig Berger – Wedbush Morgan – Analyst
Anything on the operating margin? That was very helpful, by the way.

Steve Laub – Atmel Corporation – President, CEO
On the operating margin, we are even more limited because stock options are granted to number of people who impact the operating margin. That’s your R&D dollars, headcount personnel, and so we’re very limited what we can share there. I’m also concerned that because you guys haven’t seen numbers in so long that things could be potentially misconstrued. However, what I can share is that with respect to the operating expenses of the Company, we did see a decline in the operating expenses both in R&D and in SG&A in Q1 as compared to Q4.

Craig Berger – Wedbush Morgan – Analyst
Great, thank you. Real quickly what’s your view of the non-volatile memory segment or the future of the NVM segment at Atmel, either in total or by pieces?

Steve Laub – Atmel Corporation – President, CEO
Let me share with you with respect to the different businesses. As we announced in December, this company, and this management team is focused on high-growth and high-margin businesses. So we’ve looked at a number of our products, and as I said we’ve exited a number of those in the December time frame. But our feeling is that it doesn’t stop in December. We are evaluating not just product but we’re evaluating our business portfolio as well to appreciate which of these businesses can deliver high growth and high margin. So the answer really is, it’s either improve it, restructure it, or exit it. So that’s the way we’re looking at these businesses. Now, as you know, — we’re a little bit more limited than other people on the outside making comments about making changes into the business portfolios of Atmel. It is not in the best interest of our shareholders to make announcements with respect to exiting businesses, or potentially exiting businesses, before the implementation plan has also been developed. Not only for the employees who would be looking for alternative opportunities, but also for our customers who would be looking for suppliers. I think it’s best to say we’re laser focused on high margin and high growth, improving and restructuring and exiting businesses that don’t provide that. We’ll make those kinds of announcements about those changes when we have the plans and are ready to implement those, which as I said, may actually be detrimental to our shareholders if we announce it too early.

Craig Berger – Wedbush Morgan – Analyst
Fair enough. Last question for me. Can you comment on the total company book to bill or microcontroller book to bill, and also utilization?

Steve Laub – Atmel Corporation – President, CEO
I think the best way to talk about that, we don’t typically give out book to bill, Craig, as I think you know. Clearly, with respect to our guidance, what we look at is backlog coverage to that. And I can share with you that our backlog coverage to our guidance that we’ve given to the Street is higher now than it was last quarter which was higher than it was the prior two quarters. So we’re quite comfortable with the backlog coverage we have for this quarter to achieve the target we just gave you in the sequential revenue. Is that helpful?

Craig Berger – Wedbush Morgan – Analyst
Yes. Utilizations?

Steve Laub – Atmel Corporation – President, CEO
Utilization of the fab?

Craig Berger – Wedbush Morgan – Analyst
Yes.

Steve Laub – Atmel Corporation – President, CEO
Just to share with you. We have been bringing down our manufacturing build, both in Q4 and Q1 we have been bringing down our manufacturing builds. It’s important for us to get our revenues and requirements in balance, and so that is occurring, it has been occurring, it occurred in Q1. It’s ongoing and occurring as well in Q2. So, we have brought down utilization of fab, specifically of our North Tyneside fab, utilization has come down substantially there.

Craig Berger – Wedbush Morgan – Analyst
Thank you.

Operator
Your next question comes from Edwin Mok with Needham Company.

Edwin Mok – Needham Company – Analyst
You guys talked about utilization before that you guys accomplished above 70% historically. Are you guys above that or below that?

Steve Laub – Atmel Corporation – President, CEO
Let me share with you where we are on that. Give us just a second. We’ll give you a sense of backlog coverage. The backlog coverage we have for this quarter, as of now, is 81%. In Q1 at this time, it was 80%. And in Q4, same time, 76%.

Edwin Mok – Needham Company – Analyst
Great. Thanks for clarifying that. On your microcontroller business looks like you guys are doing well, and your AVR is definitely growing here. Any thought about microcontroller as a percentage of the total revenue for the full year? I know historically, last year, microcontrollers is close to 24% of quarter revenue. Are we looking at getting close to 30% this year and maybe even more than that for 2008?

Steve Laub – Atmel Corporation – President, CEO
Edwin, you can do the math as well as we can. It’s up to 28% at this point. Obviously it depends on what the Company does and what the microcontroller business does. I’m confident this business will continue to grow faster than the Company will overall. With respect to where it will end the year in Q4, we haven’t shared that information in the past. We haven’t shared what we expect for the company to be for the full year, nor for this particular business. But I am quite comfortable that the growth in the micro controller business will be substantially faster than the Company overall.

Edwin Mok – Needham Company – Analyst
Did the ARM 32-bit microcontroller actually grow this quarter?

Steve Laub – Atmel Corporation – President, CEO
The ARM business actually grew quite nicely this quarter. It actually experienced double-digit growth as well.

Edwin Mok – Needham Company – Analyst
Great. Can you give us any color on your smart card business?

Steve Laub – Atmel Corporation – President, CEO
Sure. The smart card business in Q1 actually declined on a double-digit basis relative to Q4.

Edwin Mok – Needham Company – Analyst
And you believe that’s just end market weakness and you think that could rebound later on in the year?

Steve Laub – Atmel Corporation – President, CEO
Couple things going on. One portion of that is end market weakness, that’s clearly occurring. There’s also the fact that we are not participating quite as, I’d say aggressively as, the Company had in the very low end part of that market so I think that may be impacting it a little bit as well.

Edwin Mok – Needham Company – Analyst
Thanks. One more question and I’ll go away. Just on the cash level, it looks like you guys have actually turned the corner here in generating decent cash. Any thought of maybe setting up a buyback program sometime?

Steve Laub – Atmel Corporation – President, CEO
I think in my prepared remarks, I made a comment that this team is supportive of returning excess cash to our shareholders. And so I think that speaks for itself. We certainly are cognizant of the fact that we are developing a strong cash position, and coupled with that, we cannot do, as I’m sure you’re aware, we cannot do any buyback while we’re in this period of stock option backdating. So that is something that is a — something we’ll definitely look at very seriously in the time we’re actually out of the stock option backdating environment.

Edwin Mok – Needham Company – Analyst
Great. Thanks for clarifying that.

Steve Laub – Atmel Corporation – President, CEO
Certainly.

Operator
Your next question comes from Pranay Laharia with Deutsche Bank.

Pranay Laharia – Deutsche Bank – Analyst
What was depreciation and CapEx for the quarter?

Bob Avery – Atmel Corporation – VP-Fin., CFO
Be right with you. Depreciation for the quarter was right around 32 million, depreciation and amortization, and capital expenditures right between 20 and $21 million. Some of this is for items we purchased last year. So we’ve got our — I think we’ve got our capital expenditures pretty well under control. Since Steve arrived, he approved roughly $28 million in the last eight or nine months.

Pranay Laharia – Deutsche Bank – Analyst
So still on track for $75 million for the full year, CapEx?

Steve Laub – Atmel Corporation – President, CEO
Repeating what Bob said, the last eight months, we’ve approved $28 million of capital spending. It will probably pick up a bit in the second half of the year as we buy more equipment, but one of the things that we’re doing from an operational standpoint, I believe, is doing a better job of utilizing the existing capital assets we have in the Company. With respect to the target for the year, Bob where, are we on that?

Bob Avery – Atmel Corporation – VP-Fin., CFO
We’ve approved about $15 million so far this year, so I think we’re on a pretty good target for that.

Pranay Laharia – Deutsche Bank – Analyst
Excellent. And the full year depreciation, still looking to be between 130 and 135 million?

Steve Laub – Atmel Corporation – President, CEO
That’s correct.

Pranay Laharia – Deutsche Bank – Analyst
Seems like you’re a little below that.

Bob Avery – Atmel Corporation – VP-Fin., CFO
It might be a little below. I’d say at the low end of that range, closer to 130.

Pranay Laharia – Deutsche Bank – Analyst
Steve, I observe that your AVR growth has now slowed to 18% on a year-on-year basis, and I know there was a little bit of bottleneck issue and then inventory issue but what do you think is the medium term sustainable growth rate for AVR?

Steve Laub – Atmel Corporation – President, CEO
The AVR business, we obviously evaluate that internally but we haven’t shared that. Clearly double-digit growth for the year at a minimum. Our expectation is that the AVR business will grow faster than — much faster than the 8-bit market will. It should grow faster than any competitor’s solution. We expect to continue to gain market share in the 8-bit markets because of that. We haven’t put out a specific forecast of where we think AVR is going to come in for this year, but nevertheless, continued strong growth in the AVR we do expect.

Pranay Laharia – Deutsche Bank – Analyst
Okay. And you mentioned MCU inventory was up. Can you give some color on internal inventory for the rest of the product categories?

Steve Laub – Atmel Corporation – President, CEO
I don’t know if we have that by product category, nor if we can actually share specifics on inventory.

Pranay Laharia – Deutsche Bank – Analyst
Just as a group. Just as a group, ex microcontrollers.

Steve Laub – Atmel Corporation – President, CEO
Yes, I think what we’ll find is that the substantial part of the growth was in the microcontroller, and a lot of that for this past quarter was intentional, the buildup of buffer stock. We’re building a fair number of products in the North Tyneside fab.

Pranay Laharia – Deutsche Bank – Analyst
What’s your perception of inventory in the channel?

Steve Laub – Atmel Corporation – President, CEO
Actually, in pretty good balance in the channel. We’ve worked with our distributors to bring our inventories down consistent with, I’d say, six to eight weeks of inventory.

Pranay Laharia – Deutsche Bank – Analyst
Then what happened in Asia? It was very weak in the quarter.

Steve Laub – Atmel Corporation – President, CEO
Yes, I mean, that’s really — it was end market driven. A lot of it actually was memory driven in Asia. We do expect Asia to rebound for thus quarter.

Pranay Laharia – Deutsche Bank – Analyst
Can you give some specifics on which end markets?

Steve Laub – Atmel Corporation – President, CEO
Some of the end markets that we did see some weakness, there were some consumer products and some communication products.

Pranay Laharia – Deutsche Bank – Analyst
Okay. Excellent. And just one last question. Has the latest outlook from your key foundry customer, has it changed for 2007 and 2008?

Steve Laub – Atmel Corporation – President, CEO
No, with respect to the fact that they are declining for us?

Pranay Laharia – Deutsche Bank – Analyst
Yes.

Steve Laub – Atmel Corporation – President, CEO
No, they continue to decline for us. One thing I will share with you, though, is that after this quarter, we’ll be past most of that decline with them from a sequential standpoint. While there will still be business, a much less significant part of our business and much less part of significant part of influencing our numbers.

Operator
Your next question comes from Kevin Cassidy with Piper Jaffray.

Kevin Cassidy – Piper Jaffray – Analyst
Thank you for taking my call. A lot of my questions have been asked, but you mentioned in the flash arena there was some ASP pressure. Can you say how much that declined quarter over quarter?

Steve Laub – Atmel Corporation – President, CEO
How much the ASPs declined quarter over quarter?

Kevin Cassidy – Piper Jaffray – Analyst
Yes.

Steve Laub – Atmel Corporation – President, CEO
Give us a moment, please. The ASP decline, is effectively 5% but that’s ongoing, also with respect to those product lines. We’re seeing continued decline with respect to, for example, new orders.

Kevin Cassidy – Piper Jaffray – Analyst
So going into this quarter, second quarter, another 5% decline?

Steve Laub – Atmel Corporation – President, CEO
We haven’t actually projected a decline but, yes we’ll still see a decline going into this quarter.

Kevin Cassidy – Piper Jaffray – Analyst
Okay. And anything on the cost side, are your material costs increasing, or are they declining, or how are they — how is that happening?

Bob Avery – Atmel Corporation – VP-Fin., CFO
This is Bob. Are you talking about the wafers we use, perhaps?

Kevin Cassidy – Piper Jaffray – Analyst
Right. Cost of wafers.

Bob Avery – Atmel Corporation – VP-Fin., CFO
Well, the cost of the wafers aren’t a very big piece of the total cost, in any case, but they have gone up, just because of the tight demand for polysilicon.

Steve Laub – Atmel Corporation – President, CEO
Are you talking specifically about the product we pay for our materials or what our finished manufacturing cost is?

Kevin Cassidy – Piper Jaffray – Analyst
No, cost for material, the wafer cost what Bob had said was what I was looking for.

Bob Avery – Atmel Corporation – VP-Fin., CFO
Assembly cost pretty level.

Kevin Cassidy – Piper Jaffray – Analyst
Okay. Thank you.

Operator
Thank you. You have a follow-up question from Craig Berger.

Craig Berger – Wedbush Morgan – Analyst
Thanks for taking the follow-up. The euro has gone up considerably in the last couple of quarters. Can you just comment on what that does to the expense structure?

Bob Avery – Atmel Corporation – VP-Fin., CFO
It’s Bob. Our relationship between revenues in euros and cost in euros is still about where it was before. What I guided before was about every $0.01 change in the exchange rate has about $1 million impact on our operating profit each quarter.

Craig Berger – Wedbush Morgan – Analyst
Okay.

Bob Avery – Atmel Corporation – VP-Fin., CFO
We expect that ought to change with the sale of our North Tyneside fab. That will bring things more into balance.

Craig Berger – Wedbush Morgan – Analyst
What will it do?

Bob Avery – Atmel Corporation – VP-Fin., CFO
Well, it would tend to reduce the exposure that we have to the dollar weakening. In terms of exact dollar amounts, I’d say it would probably take 10% out of the impact.

Craig Berger – Wedbush Morgan – Analyst
Great. Within the ASIC business, what are the main products in there, or what’s the main composition of that group?

Steve Laub – Atmel Corporation – President, CEO
This is Steve. Within the ASIC business I’d say the major product area would be SmartCard products, makes up, say, approximately 40% of the revenues of those products. Then you’ve got ASICs based product and that probably makes up roughly another 40% of it. Then we’ve got some aerospace military products as well as some, I’d say some security based products, and that makes up the remaining 20%.

Craig Berger – Wedbush Morgan – Analyst
Thank you.

Bob Avery – Atmel Corporation – VP-Fin., CFO
Thank you, Craig.

Operator
At this time, there are no questions. I would now like to turn the conference back over to management for closing remarks.

Robert Pursel – Atmel Corporation – Director, IR
Thank you. This concludes our first quarter financial highlights conference call and webcast. Thank you for joining us today.

Operator
Thank you. This concludes today’s conference call. You may now disconnect.